UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) November 1, 2013

SIFCO Industries, Inc.
(Exact name of registrant as specified in its charter)

Ohio	1-5978	34-0553950
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)
970 East 64th Street, Cleveland Ohio		44103
(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code: (216) 881-8600

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2. below):

[ ]	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchanged Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01    Entry into a Material Definitive Agreement.

On November 1, 2013, SIFCO Industries, Inc. (the “Company”) entered into a Change in Control Agreement (the “Change in Control Agreement”) with Catherine M. Kramer, the Company’s Chief Financial Officer. Under the terms of the Change in Control Agreement, in the event of a qualifying termination of Ms. Kramer’s employment, as defined, the Company will provide certain severance benefits to Ms. Kramer. Such severance benefits principally include (a) a lump-sum payment equal to 1.5 times Ms. Kramer’s annual salary, and (b) continuation of certain welfare benefits for a period of 24 months. The foregoing description of the Change in Control Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Change in Control Agreement attached to this Current Report on Form 8-K as Exhibit 10.12 and incorporated herein by reference.

Item 1.02    Termination of a Material Definitive Agreement.

Michael S. Lipscomb (“Lipscomb”) became an at-will employee of the “Company” effective as of October 1, 2013. As a result, on November 1, 2013, the Company terminated the Interim Chief Executive Officer Agreement (the “Agreement”), dated August 31, 2009, among the Company, Aviation Component Solutions, and Lipscomb. Pursuant to the Agreement, Lipscomb served as the Chief Executive Officer of the Company on an independent contractor basis. Lipscomb will continue to serve as the Chief Executive Officer of the Company.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective October 1, 2013, Lipscomb became a full-time, at-will employee of the Company. As an employee, Lipscomb’s annual base salary is $343,750. In addition to the Company’s health and welfare retirement benefits, he is eligible to participate in the Company’s Management Incentive Plan and the Long-Term Incentive Plan.

The disclosures in Item 1.01 and the document attached as Exhibit 10.12 of this Current Report on Form 8-K are incorporated herein by reference.

Item 9.01    Financial Statements and Exhibits.

10.1	Change in Control Agreement, dated November 1, 2013, between SIFCO Industries, Inc. and Catherine Kramer

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SIFCO Industries, Inc.
(Registrant)

Date: November 1, 2013	/s/ Catherine M. Kramer
Catherine M. Kramer
Chief Financial Officer and
Vice President, Finance
(Principal Financial Officer)